                                                                    EXHIBIT (c)












                              OPERATING AGREEMENT

                                      FOR

                             CLS-19 ASSOCIATES LLC

                        TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----

     ARTICLE I DEFINITIONS ...............................................................6
               Section 1.1 Definitions ...................................................6

     ARTICLE II ORGANIZATION AND TERM ...................................................12
               Section 2.1 Formation ....................................................12
               Section 2.2 Name of Company ..............................................12
               Section 2.3 Certificate of Formation .....................................12
               Section 2.4 Principal Office; Resident Agent; Registered Office ..........12
               Section 2.5 Further Documentation ........................................12
               Section 2.6 Term .........................................................12

     ARTICLE III PURPOSE AND POWERS OF THE COMPANY ......................................13
               Section 3.1 Purposes .....................................................13
               Section 3.2 Powers of the Company ........................................13
               Section 3.3 Tax status of the Company ....................................13

     ARTICLE IV INTERESTS, CAPITAL CONTRIBUTIONS AND CAPITAL
          ACCOUNTS ......................................................................13
               Section 4.1 Percentage Interests .........................................13
               Section 4.2 Capital Contributions ........................................13
               Section 4.3 Possible Future Contributions of Outstanding LP Units ........14
               Section 4.4 Other Additional Contributions; Member Loans .................15
               Section 4.5 Capital Accounts ............................................ 16
               Section 4.6 Withdrawals and Interest .....................................16
               Section 4.7 Return of Capital ............................................16

     ARTICLE V MANAGEMENT ...............................................................17
               Section 5.1 Management by Members ........................................17
               Section 5.2 Authorized Representatives ...................................17
               Section 5.3 Management and Leasing Agreements; Submanagement
                           Agreements ...................................................17
               Section 5.4 No Exclusive Duty to Company except for Ravens Crest .........18
               Section 5.5 Indemnity ....................................................18
               Section 5.6 Reliance on Authority of Members .............................19
               Section 5.7 Affiliate Transactions .......................................19
               Section 5.8 Approval Procedure ...........................................19
               Section 5.9 REIT Restrictions ............................................19

     ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS ...........................................20
               Section 6.1 Allocation of Net Profits and Net Losses .....................20
               Section 6.2 Allocations for Income Tax Purposes ..........................22
               Section 6.3 Distributions of Net Cash Flow and Net Proceeds ..............22
               Section 6.4 Withheld Distributions .......................................22


     ARTICLE VII TRANSFERABILITY ........................................................23
               Section 7.1 Restrictions on Transferability ..............................23
               Section 7.2 Permitted Transfers ..........................................23
               Section 7.3 Notice of Upper Tier Transfers ...............................23
               Section 7.4 Assumption Agreement .........................................23

     ARTICLE VIII ADDITIONAL AND SUBSTITUTE MEMBERS .....................................24
               Section 8.1 Admission of New Members .....................................24
               Section 8.2 Allocations to New Members ...................................24

     ARTICLE IX DISSOLUTION OF THE COMPANY BY ELECTION ..................................24
               Section 9.1 Election to Dissolve .........................................24
               Section 9.2 Events Upon Delivery of Dissolution Election Notice ..........25
               Section 9.3 Valuation and True-Up ........................................25
               Section 9.4 Buy-Sell .....................................................26

     ARTICLE X DISSOLUTION AND TERMINATION ..............................................28
               Section 10.1 Dissolution .................................................28
               Section 10.2 Distribution of Assets Upon Dissolution .....................28
               Section 10.3 Winding Up ..................................................29
               Section 10.4 Certificate of Dissolution ..................................29

    ARTICLE XI FINANCIAL STATEMENTS, BOOKS AND RECORDS, TAX
          RETURNS, ETC ..................................................................29
               Section 11.1 Books of Account ............................................29
               Section 11.2 Financial Statements and Reports.............................30
               Section 11.3 Returns and Other Elections .................................30
               Section 11.4 Tax Matters Partner .........................................30

     ARTICLE XII COMPLETION .............................................................32
               Section 12.1 Completion ..................................................32
               Section 12.2 Conditions to Completion ....................................33
               Section 12.3 Escrow of this Agreement ....................................34

     ARTICLE XIII MISCELLANEOUS .........................................................36
               Section 13.1 Notices .....................................................36
               Section 13.2 Complete Agreement ..........................................37
               Section 13.3 Amendments ..................................................37
               Section 13.4 Severability ................................................38
               Section 13.5 Ratification ................................................38
               Section 13.6 Binding Upon Successors .....................................38
               Section 13.7 Rights of Third Parties .....................................38
               Section 13.8 Broker ......................................................38

               Section 13.9  Legal Fees Captions ........................................38
               Section 13.10 Governing Laws .............................................38
               Section 13.11 Captions ...................................................38
               Section 13.12 Counterparts ...............................................39
               Section 13.13 Tense and Gender of Words ..................................39
               Section 13.14 WAIVER OF JURY TRIAL .......................................39
               Section 13.15 Confidentiality ............................................39

                                    EXHIBITS

    Exhibit A   -  Members' Percentage Interests in the Company

    Exhibit B   -  "Agreed values" of Interests Comprising Kushner Contributed
                   Interests and AIMCO Contributed Interests

    Exhibit C   -  Capital account and depreciation information regarding
                   Kushner Partnerships, AIMCO Partnerships, Kushner Properties and AIMCO Properties

    Exhibit D-1 -  Management Agreements

    Exhibit D-2 -  Contribution of Management Agreement Form

    Exhibit E   -  Management and Leasing Agreement Form

    Exhibit F   -  Submanagement Agreement Form

                              OPERATING AGREEMENT

                                      FOR

                             CLS-19 ASSOCIATES LLC

         THIS OPERATING AGREEMENT (this "AGREEMENT") is made as of the_________ day of _________, 1999, by QRPH Associates, L.L.C. ("KUSHNER"), and AIMCO Properties, L.P. and AIMCO/IPT, Inc. (collectively, "AIMCO"). Each of Kushner and AIMCO is sometimes hereinafter referred to individually as a "MEMBER" and collectively as the "MEMBERS".

                                   WITNESSETH

         The Members desire to form a limited liability company pursuant to the provisions of the Limited Liability Company Act of the State of Delaware, Delaware Code, Title 6 Sections 18-101, et seq., as amended from time to time for the purposes set forth in Section 3.1 hereof, and on the terms and conditions set forth in this Agreement. In order to effect the foregoing, the parties hereto desire to enter into this Agreement.

         NOW, THEREFORE, in consideration of ten ($10) dollars and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows effective as of the date first written above:

                                   ARTICLE I

                                  DEFINITIONS

         Section 1.1 Definitions. All terms used in this Agreement shall be defined as set forth herein unless the context clearly states otherwise. The following terms shall have the following meanings:

         "ACCOUNTANT" means Ernst & Young LLP, in its capacity as accountant for the Company, or its successors and assigns in such capacity, or such other firm of certified public accountants as shall be Approved by the Members.

         "ACT" means the Delaware Revised Uniform Limited Liability Company Act, as amended from time to time (Delaware Code, Title 6, Sections 18-101, et seq.).

         "ADDITIONAL MEMBER" means any person or Person who acquires an Interest in the Company pursuant to the terms of this Agreement, after the date hereof.

         "AFFILIATE" when used with respect to any Person, shall mean (i) any Person which controls, is controlled by, or is under common control (directly or indirectly) with such Person; (ii) the officers, directors, or partners of such Person; and (iii) any relative (by blood, adoption, or marriage) within the second degree of any Member or of any Person described in (ii) above. Unless the context otherwise requires, any reference to an Affiliate of a Person shall be deemed to include a reference to such Person. For purposes of this definition, "control" means the ownership, directly or indirectly, of 10% or more of the beneficial or voting interest in any Person.

         "AGREEMENT" means this Operating Agreement and all Exhibits referred to herein and attached hereto, each of which is hereby made a part hereof, as amended and in effect from time to time.

         "AIMCO" means, collectively, AIMCO Properties, L.P. and AIMCO/IPT, Inc. and/or any other Affiliate of either of them that becomes a Member of the Company pursuant to the terms hereof.

         "AIMCO CONTRIBUTED INTERESTS" means the indirect beneficial interests wholly-owned by AIMCO in the Angeles Properties as more particularly described on Exhibit "B" hereto, together with the AIMCO Management Agreements.

         "AIMCO MANAGEMENT AGREEMENT" means each of those certain Management Agreements, described on Exhibit "D-1" hereto which shall be contributed to the Company by AIMCO Properties, L.P. pursuant to the Contribution of Management Agreements attached hereto as Exhibit "D-2", and incorporated herein by this reference.

         "ANGELES PARTNERSHIP" or "ANGELES PARTNERSHIPS" means, individually or collectively, Angeles Income Properties, Ltd. II, Fox Run AP XI, L.P., Hunters Glen Phase I AP XII, L.P., and Hunters Glen AP XII, L.P.

         "ANGELES PROPERTIES" means those apartment buildings, apartment units and other residential real properties, located in Plainsboro, New Jersey and commonly known as Deer Creek Apartments, Fox Run Apartments, Hunters Glen Phase IV, Hunters Glen Phase V and Hunters Glen Phase VI, each of which is owned by an Angeles Partnership and a portion of which are indirectly (by reason of AIMCO's contribution of the AIMCO Contributed Interests) being contributed to the Company pursuant to this Agreement.

         "ANGELES PROPERTY ACCOUNTANT" means Ernst & Young LLP, in its capacity as accountant for the Angeles Properties, or its successors and assigns in such capacity, or such other firm of certified public accountants as shall be selected by AIMCO.

         "AIMCO REIT ENTITY" means Apartment Investment and Management Company.

         "APPROVED BY THE MEMBERS" or "APPROVAL OF THE MEMBERS" shall mean the consent or approval of all of the Members.

         "BANKRUPTCY" means (a) the making of an assignment for the benefit of creditors, or (b) the filing of a voluntary petition under any bankruptcy or insolvency law, or (c) the application for or consent to or acquiescence in the appointment of, or taking possession by, a trustee, receiver or liquidator (or other similar official) of a Person or of all or any substantial part of the property of such Person, or whenever a permanent or temporary receiver shall be appointed for all or any substantial part of the property of such person or entity, or (d) the commencement of a case or entry of an order for relief against such Person under the Federal bankruptcy laws, as now or hereafter constituted, or any applicable, federal or state bankruptcy, insolvency or other similar law, or (e) the pleading by a Person of bankruptcy or insolvency as a defense in any action or proceeding.

         "BUDGET" means, with respect to any calendar year, the annual budget for the Company and its Subsidiaries for that year Approved by the Members.

         "BUSINESS DAY" means any day on which commercial banks are authorized to do business and are not required or permitted by law or executive order to close in New Jersey.

         "CAPITAL ACCOUNT" means the accounts maintained for each Member as set forth in Section 4.5.

         "CAPITAL CONTRIBUTION" means the contributions by the Members pursuant to Sections 4.2 and 4.3.

         "CAPITAL TRANSACTION" means any financing, refinancing, sale, contributions, loan advancements and disbursements, exchange or other disposition of (A) all or part of the Company's interest in any of the Property, or (B) any apartment units owned by any Subsidiary or other similar transaction which, in accordance with generally accepted accounting principles, is treated as a capital transaction.

         "CERTIFICATE" means the Certificate of Formation of the Company, as filed with the Office of the Secretary of State of the State of Delaware in accordance with the Act, and as in effect from time to time.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY" means CLS-19 Associates LLC.

         "COMPLETION" shall have the meaning assigned to such term in Section 12.1.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "FISCAL YEAR" means the period from January 1 to December 31 of each year, provided that the first Fiscal Year of the Company shall begin as of the date of this Agreement (as opposed to January 1) and the last Fiscal Year of the Company shall end as of the day the Company is fully and finally liquidated (as opposed to December 31).

         "INTEREST" (i) a Member's share of the profits and losses of the Company and a Member's rights to receive distributions from the Company in accordance with the provisions of this Agreement and the Act and (ii) such Member's other rights and privileges as herein provided.

         "KUSHNER" means QRPH Associates, L.L.C.

         "KUSHNER CONTRIBUTED INTERESTS" means (i) the interests in the Kushner Partnerships which Kushner contributes, or causes to be contributed, to the Company, as Kushner's Capital Contributions; and (ii) any additional properties and/or cash consideration which Kushner contributes, or causes to be contributed, to the capital of the Company following the date first written above pursuant to Section 4.3.

         "KUSHNER PARTNERSHIPS" means Quail Ridge, L.L.C., and Pheasant Hollow Associates, L.L.C.

         "KUSHNER PROPERTIES" means those apartment buildings, apartment units and other residential real properties owned by the Kushner Partnerships, and which are indirectly (by reason of Kushner's contribution of the Kushner Contributed Interests) being contributed to the Company pursuant to this Agreement, as well as any apartment buildings, apartment units and other residential real property which Kushner contributes to the capital of the Company in respect of a Kushner Preemption Contribution.

         "KUSHNER PROPERTY ACCOUNTANT" means Schonbraun, Safris, McCann, Bekritsky and Co. L.L.C. in its capacity as accountant for the Kushner Properties, or its successors and assigns in such capacity, or such other firm of certified public accountants as shall be selected by Kushner.

         "MANAGEMENT AND LEASING AGREEMENT" means the certain property management and leasing agreement to be entered into by the Company and Kushner or Kushner's designee, substantially in the form attached hereto as Exhibit "F".

         "NET CASH FLOW" means the gross cash receipts and other miscellaneous revenue derived from Company operations from all sources whatsoever (other than Net Proceeds) less (A) all operating expenses and expenditures of the Company actually paid including, without limitation, (i) interest and amortization on all loans or advances wherein the Company is a borrower, whether or not made by Members or Affiliates, (ii) real estate taxes and assessments, and water and sewer charges, insurance and rents, (iii) management fees, including, without limitation, all amounts payable pursuant to the Management and Leasing Agreement and Angeles Management Agreement, leasing commissions, tenant improvement costs and legal fees, and (iv) reserves established from time to time for contingencies and improvements, accrued and unpaid expenses, and the general working capital requirements of the Company plus $50,000 per property, inclusive of property-level reserves, owned by the Company, as increased by such amount that shall be Approved by the Members), as provided in the Budget, or as Approved by the Members. "Net Cash Flow" shall also not include any income, revenues, receipts, expenses, expenditures or any other item which is taken into account for purposes of the definition of "Net Proceeds."

         "NET PROCEEDS" means (i) the net proceeds available to the Company from a Capital Transaction after deducting all normal and customary costs and expenses incurred in connection therewith, after payment of all interest and principal of any debt obligations of the Company, prepayment premiums or penalties and other similar payments which are satisfied as a result of the occurrence of the Capital Transaction giving rise to the availability of Net Proceeds, after payment of any amounts then owing under the Management and Leasing Agreement and AIMCO Management Agreement and after establishing reserves in accordance with generally accepted accounting principles (including reserves to fund the cost of reconstruction or improvements of the Company for which such Capital Transactions occurred) or as Approved by the Members; and (ii) the Company's allocable share of any insurance proceeds from a fire or other casualty or condemnation awards (in each instance to the extent not applied to the repair or restoration of the property with respect to which such proceeds or awards were received).

         "NET PROFIT" AND "NET LOSS" means the net income (including income exempt from tax) and net loss (including expenditures that can neither be capitalized nor deducted), respectively, of the Company, determined in accordance with the method of accounting used by the Company for United States federal income tax purposes.

         "OUTSTANDING KUSHNER UNITS" means, individually, or collectively, those outstanding limited partnership units of the Kushner Partnerships in which Kushner holds no indirect beneficial interest as of the date of determination.

         "OUTSTANDING LP UNITS" means, individually or collectively, those outstanding limited partnership units of Angeles Partners XI, Angeles Partners XII or Angeles Income Properties, Ltd. II in which the AIMCO REIT Entity holds no indirect beneficial interest as of the date of determination.

         "PASS-THROUGH ENTITY" means a limited liability company that is disregarded as an entity separate from its owner for federal income tax purposes, or a partnership, joint venture or other Person that is treated as a partnership for United States federal income tax purposes.

         "PERCENTAGE INTEREST" means the aggregate interest, expressed as a percentage, of each Member in the Company, based upon the ratio of the Capital Contributions made by such Member to the Company to the aggregate sum of all Capital Contributions made by the Members to the Company.

         "PERSON" means human person or any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, joint-stock company, cooperative, association or other firm or any governmental or political subdivision or agency, department or instrumentality thereof.

         "PLAN" means an employee benefit plan, as defined in Section 3(3) of ERISA, or a plan as defined in Section 4975(e)(2) of the Code, and includes, without limitation, any trust or separate account established in connection therewith.

         "PROPERTY" means all real, personal and mixed properties, cash, assets, interests and rights of any type owned by the Company, including, without limitation, the Kushner Contributed Interests and AIMCO Contributed Interests.

         "PROPERTY ACCOUNTANTS" means, collectively, the Angeles Property Accountant and the Kushner Property Accountant.

         "SUBMANAGEMENT AGREEMENT" means each of those certain property submanagement agreement to be entered into by the Company and Kushner or Kushner's designee with respect to each of the AIMCO Management Agreements, substantially in the form attached hereto as Exhibit "G".

         "SUBSIDIARY" means any Pass-Through Entity in which no less than a fifty percent (50%) beneficial interest is owned by the Company directly, or indirectly through another Pass-Through Entity.

         "SUBSTITUTE MEMBER" means any transferee of a Member's Interests who is permitted to be admitted as a Member of the Company, as provided herein.

         "TREASURY REGULATIONS" mean regulations promulgated by the United States Treasury Department under the Code.

                                   ARTICLE II

                             ORGANIZATION AND TERM

         Section 2.1 Formation. The Members hereby form the Company as a limited liability company pursuant to the terms of this Agreement and the Act. The Members further agree to take such other actions as may from time to time be necessary or appropriate under the laws of the States of Delaware and New Jersey with respect to the formation, operation, qualification and continued good standing of the Company as a limited liability company in such jurisdictions.

         Section 2.2 Name of Company. The name of the Company shall be CLS-19 Associates LLC.

         Section 2.3 Certificate of Formation. At Completion, the Members shall cause a Certificate of Formation for the Company to be filed in the Office of the Secretary of State of the State of Delaware as required by the Act. The Certificate of Formation shall be amended whenever, and within the time periods, required by the Act, or otherwise when Approved by the Members.

         Section 2.4 Principal Office; Resident Agent; Registered Office. The principal office of the Company shall be located at c/o Kushner Companies, 26 Columbia Turnpike, Florham Park, New Jersey 07932, or at such other place or places in New Jersey as from time to time shall be reasonably Approved by the Members; provided, however, that the Company shall at all times maintain a registered agent and an office in Delaware and New Jersey. The name and address of the registered agent for service of process on the Company and the Company's registered office in Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Company and the Company's registered office in New Jersey is Thomas Martin, Esq., c/o Kushner Companies, 26 Columbia Turnpike, Florham Park, New Jersey 07932. Such principal office, registered agents or registered offices may be changed as Approved by the Members so long as in accordance with the Act.

         Section 2.5 Further Documentation. Each Member hereby agrees to execute and deliver to the Company, within five (5) business days after request, such other and further documents and to take such further actions as any of the Members reasonably request in order to comply with any laws, rules or regulations or to enable the Company to fulfill its responsibilities under this Agreement.

         Section 2.6 Term. The Company shall continue in full force and effect until the happening of an event described in Section 10.1 hereof.

                                  ARTICLE III

                       PURPOSE AND POWERS OF THE COMPANY

         Section 3.1 Purposes. The business purpose of the Company is to engage in any lawful business for which a limited liability company may be organized under the Act, in each instance as Approved by the Members.

         Section 3.2 Powers of the Company. In furtherance of the purposes of the Company as set forth in Section 3.1, the Company shall have the power and authority to take in its name all actions necessary, useful or appropriate to accomplish the purposes set forth in Section 3.1, and all actions necessary, useful or appropriate in connection therewith or incidental thereto.

         Section 3.3 Tax status of the Company. It is the intention of the parties hereto that the Company be treated as a partnership for United States federal income tax purposes within the meaning of Section 7701(a)(2) of the Code and the Treasury Regulations promulgated thereunder. No Member shall: (i) file the election under Treasury Regulations Section 301.7701-3 for the Company to be classified as a corporation for federal tax purposes; or (ii) cause or permit the Company to be excluded from the provisions of Subchapter K of the Code under Section 761 of the Code or otherwise.

                                   ARTICLE IV

             INTERESTS, CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

         Section 4.1 Percentage Interests. Each Member's Percentage Interest in the Company shall be the percentage set forth opposite such Member's name on Exhibit "A" annexed hereto. Such Percentage Interest may be adjusted from time to time to account for Transfers made in accordance with the provisions of this Agreement. If the Percentage Interest of any Member is changed pursuant to the terms of this Agreement during any calendar year, then except as otherwise provided herein, any items to be credited, charged or distributed to such Member for such year shall be allocated based upon the effective date of the change in such Member's Percentage Interest.

         Section 4.2 Capital Contributions. At Completion, Kushner shall contribute to the capital of the Company the Kushner Contributed Interests and AIMCO shall contribute, or shall cause its Affiliates to contribute, to the capital of the Company the AIMCO Contributed Interests, all as more particularly set forth on Exhibit "B". The Members hereby agree that, as of the date of Completion, the "agreed value" of each of the interests comprising the Kushner Contributed Interests, on the one hand, and the AIMCO Contributed Interests, on the other hand, shall be the amounts set forth on Exhibit "B" which shall be agreed upon by the Members and annexed hereto on or prior to the Completion. Such "agreed values" shall be conclusively deemed to be the Members' respective total Capital Contributions made pursuant to this Section 4.2. Exhibit "C" annexed hereto sets forth, (x) for each of the Kushner Partnerships and Angeles Partnerships, the capital account balances of the partners immediately prior to the contributions to be made to the Company pursuant to Section 4.2(a); and (y) for each of the Kushner Properties and Angeles Properties: (i) the depreciation method for each asset indirectly owned through the Properties for United States federal and state income tax purposes; (ii) the original unadjusted basis of each asset indirectly owned through the Properties for United States federal and state income tax purposes; (iii) the adjusted basis of each asset indirectly owned through the Properties for United States federal and state income tax purposes as of July 31, 1999; (iv) the remaining useful life for each asset indirectly owned through the Properties for United States federal and state income tax purposes as of July 31, 1999; and (v) the date that each asset indirectly owned through the Properties was placed in service.

         Section 4.3 Possible Future Contributions of Outstanding LP Units and Outstanding Kushner LP Units. (a) The Members acknowledge and agree that AIMCO or any of its Affiliates may, in AIMCO's sole discretion and at any time or from time to time, offer to acquire or acquire any or all Outstanding LP Units. On January 15th and July 15th (each a "NOTICE DATE") of each year, in the event that AIMCO or its Affiliates have acquired any Outstanding LP Units during the period (any such period, a "SEMI-ANNUAL PERIOD") commencing on the prior Notice Date (or, with respect to the first Notice Date, commencing on the day immediately following Completion) and ending on the day immediately preceding the current Notice Date, AIMCO shall notify Kushner, in writing (each, a "UNIT NOTICE"), of the total number of Outstanding LP Units ("AIMCO LP UNITS") that AIMCO or its Affiliates have acquired during the applicable Semi-Annual Period.

            (b) Following delivery of each Unit Notice, the Members may, but shall not be obligated to, agree that the AIMCO LP Units acquired during the Semi-Annual Period immediately preceding the delivery of such Unit Notice are to be contributed to the Company and, in determining whether so to agree shall discuss and negotiate, in good faith, the valuation of such AIMCO LP Units, any additional capital contribution to be made by, or dilution of the Percentage Interest of, Kushner, the valuation of any non-cash additional capital contribution to be made by Kushner, if any, and any other terms and conditions in respect of such contribution. Notwithstanding anything to the contrary in this paragraph (b), other than the parties' agreement that they shall discuss and negotiate, in good faith, the contribution of the AIMCO LP Units in accordance with this paragraph (b), neither Member shall be obligated to agree to the contribution of such AIMCO LP Units acquired during the Semi-Annual Period immediately preceding the delivery of such Unit Notice. In addition, if the Members do not agree on the contribution of any AIMCO LP Units within thirty (30) days of delivery of the Unit Notice, such AIMCO LP Units will no longer be subject to the provisions of this paragraph (b).

            (c) Kushner agrees that it shall not, and shall not permit any of its Affiliates to, acting alone or as part of any group, at any time, without AIMCO's prior written consent, make any proposal to acquire, or acquire, directly or indirectly, any Outstanding LP Units.

            (d) The Members acknowledge and agree that Kushner or any of its Affiliates may, in Kushner's sole discretion and at any time or from time to time, offer to acquire or acquire any or all Outstanding Kushner LP Units. On each Notice Date of each year, in the event that Kushner or its Affiliates have acquired any Outstanding Kushner LP Units during a Semi-Annual Period commencing on the prior Notice Date (or, with respect to the first Notice Date, commencing on the day immediately following Completion) and ending on the day immediately preceding the current Notice Date, Kushner shall notify AIMCO, in writing (each, a "KUSHNER UNIT NOTICE"), of the total number of Outstanding Kushner LP Units ("KUSHNER LP UNITS") that Kushner or its Affiliates have acquired during the applicable Semi-Annual Period.

            (e) Following delivery of each Kushner Unit Notice, the Members may, but shall not be obligated to, agree that the Kushner LP Units acquired during the Semi-Annual Period immediately preceding the delivery of such Kushner Unit Notice are to be contributed to the Company and, in determining whether so to agree shall discuss and negotiate, in good faith, the valuation of such Kushner LP Units, any additional capital contribution to be made by or dilution of the Percentage Interest of, AIMCO, the valuation of any non-cash additional capital contribution to be made by AIMCO, if any, and any other terms and conditions in respect of such contribution. Notwithstanding anything to the contrary in this paragraph (e), other than the parties' agreement that they shall discuss and negotiate, in good faith, the contribution of the Kushner LP Units in accordance with this paragraph (e), neither Member shall be obligated to agree to the contribution of such Kushner LP Units acquired during the Semi-Annual Period immediately preceding the delivery of such Kushner Unit Notice. In addition, if the Members do not agree on the contribution of any Kushner LP Units within the thirty (30) days of delivery of the Kushner Unit Notice, such Kushner LP Units will no longer be subject to the provisions of this paragraph (e).

            (f) AIMCO agrees that it shall not, and shall not permit any of its Affiliates to, acting alone or as part of any group, at any time, without Kushner's prior written consent, make any proposal to acquire, or acquire, directly or indirectly, any Outstanding Kushner LP Units.

         Section 4.4 Other Additional Contributions; Member Loans.

            (a) Except as Approved by the Members, no Member shall be required or permitted to make any contribution to the capital of the Company. Without limiting the foregoing, no Member shall be required to make any contributions to the capital of the Company to restore a deficit in the Member's Capital Account existing at any time. No Member will be bound by, or be personally liable for, any expense, liability or obligation of the Company or of any other Member. No Member shall be required to make any loan to the Company.

            (b) No Member may make a loan to the Company except as and to the extent that such loan and all terms thereof may be Approved by the Members.

         Section 4.5 Capital Accounts. The Company shall determine and maintain "Capital Accounts" for each Member throughout the full Term of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(iv), as such regulation may be amended from time to time. To the extent not inconsistent with the applicable Treasury Regulations, the following shall apply:

            (a) The Capital Account of each Member shall be credited with (1) an amount equal to such Member's cash contributions and the fair market value of property contributed to the Company by such Member (net of liabilities secured by such contributed property or, without duplication, liabilities that the Company is considered to assume or take subject to under Section 752 of the
Code) and (2) such Member's share of the Company's Net Profits (or items thereof). The Capital Account of each Member shall be debited by (i) the amount of cash distributions to such Member and the fair market value of property distributed to such Member (net of liabilities secured by such distributed property which the Member is considered to assume or take subject to under
Section 752 of the Code) and (ii) such Member's share of the Company's Net Losses (or items thereof).

            (b) Upon the transfer of an interest in the Company after the date of this Agreement, the Capital Account of the transferor Member that is attributable to the transferred interest will be carried over to the transferee entity.

            (c) In the case of a liquidation of the Company, all Property of the Company which is not sold in connection with such event shall be valued at its then fair market value. Such fair market value shall be used to determine the Net Profit or Net Loss which would have been recognized by the Company if the Property had been sold for its fair market value. The Capital Accounts of the Members shall be adjusted to reflect the deemed allocation of such hypothetical Net Profit or Net Loss under Article VI.

         Section 4.6 Withdrawals and Interest. No Member shall have the right to withdraw from the Company or receive any return or interest on any portion of its Capital Contributions or Additional Contribution Amounts, except as otherwise provided herein.

         Section 4.7 Return of Capital. No Member shall be entitled to the return of all or any part of its Capital Contribution or Additional Contributions except in accordance with the provisions of this Agreement.

                                   ARTICLE V

                                   MANAGEMENT

         Section 5.1 Management by Members. The Members shall manage the business of the Company. Except as may otherwise be expressly stated herein to the contrary, only the Members, acting jointly, are authorized to act on behalf of the Company and only the Members, acting jointly, may bind the Company.

         Section 5.2 Authorized Representatives. The "AUTHORIZED REPRESENTATIVES" of a Member shall be those representatives designated by notice to the other Members by such Member from time to time to represent such Member in connection with the Company, unless and until replaced or removed by notice from such Member to all Members. The written statements and representations of, and approvals by, an Authorized Representative for a Member shall be the only authorized statements, representations and approvals of such Member with respect to the matters covered by this Agreement. The initial Authorized Representatives are (i) Charles Kushner and Richard Stadtmauer for Kushner, and (ii) Patrick Foye and Harry Alcock for AIMCO. The written statement or representation of any one Authorized Representative of a Member shall be sufficient to bind such Member with respect to all matters pertaining to the Company.

         Section 5.3 Management and Leasing Agreements; Submanagement
Agreements.

            (a) On or after Completion, as applicable, (i) the Members on behalf of the Company and/or any Subsidiary shall execute, or cause the execution of, the Submanagement Agreements with respect to the management of the AIMCO Properties and (ii) Kushner shall, and shall cause the Kushner Partnerships to, execute or cause the execution of the Management and Leasing Agreement with respect to the management of the Kushner Properties. Accordingly, pursuant to the Submanagement Agreements, the Management and Leasing Agreement and any applicable Approved Budget, Kushner shall act as the leasing agent and be responsible for supervising and implementing the property management activities and the day-to-day management of all of the properties owned directly or indirectly by the Company. Notwithstanding the foregoing, Kushner shall not, and shall not permit any Affiliate property manager to, take any action adding services to be provided at any property without the prior written consent of AIMCO and the Submanagement Agreements and the Management and Leasing Agreement shall so provide, it being understood and agreed that any such action could adversely impact the status of the AIMCO REIT Entity.

            (b) In connection with the Submanagement Agreements and the transition of management of the AIMCO Properties from AIMCO to Kushner, it is anticipated that all or certain of the current on site personnel at the AIMCO Properties will be hired by Kushner (or its Affiliate). In the event that the employment of any such personnel is not continued by Kushner (or its Affiliate) then any costs or expenses relating to termination shall be Company expenses.

            (c) The manager under the Submanagement Agreements and the Management and Leasing Agreement shall (i) engage the Property Accountants with respect to the provision of accounting services at each of the AIMCO Properties and Kushner Properties, as applicable and (ii) pursuant to such engagement, cause the Property Accountants to provide such information to the Company and/or the Accountant as may be required with respect to the preparation of tax returns, filings or as otherwise reasonably requested by any Member.

         Section 5.4 No Exclusive Duty to Company except for Ravens Crest. (a) Except as provided in Section 5.4(b), there shall be no restriction against the acquisition or ownership by any Member or any of its Affiliates of any asset or investment, regardless of whether the same is competitive with any of the Kushner Properties, AIMCO Properties or any other investment property owned, directly or indirectly, by the Company or any Subsidiary. Neither Member nor any of its respective Affiliates shall be required to manage the Company as its sole and exclusive function. Except as provided in Section 5.4(b), neither the Company, any Member nor any of their Affiliates shall have any right, by virtue of this Agreement or otherwise, to invest or participate in any asset, investment or activity of any other Member or any of its Affiliates, or to the income or proceeds derived therefrom.

            (b) No Member or any of its Affiliates may, directly or indirectly, purchase the Ravens Crest Property unless the Member that, or whose Affiliate, is contemplating such purchase first gives the Company the opportunity to purchase such property on the same terms (including price) as are then available to such Member or its Affiliate. Any such right of first offer shall be exercised on behalf of the Company by the Member that, or whose Affiliate, is not contemplating such purchase and be forwarded within thirty (30) days. Failure to respond shall be deemed a notice to decline to purchase such property. Any statement of the Company of its intention to purchase or decline to purchase such property shall be in writing. In the event the Company declines to purchase such property on such terms, the applicable Member (or its Affiliate) shall have a period of six months following the date of the Company's declination to purchase such property on terms no more materially favorable to the purchaser than those originally presented to the Company, whose right of first offer hereunder shall be reinstated in the event that the terms of the applicable purchase are materially altered or in the event that a closing on the original terms fails to take place within such period.

         Section 5.5 Indemnity. The Company (but not the Members) shall indemnify and hold harmless each of the Members and each of their Affiliates, directors, officers, agents, partners, members, shareholders, principals and employees (an "INDEMNITEE") from any and all claims, losses, costs, damages, expenses (including reasonable attorney's fees and costs), liabilities, judgments or causes of action (collectively, "LOSSES") which it or they may sustain, incur or be threatened with by reason of any acts performed or omitted by them for or on behalf of the Company, except for Losses caused by
(i) an Indemnitee acting in a manner which constitutes gross negligence or willful misconduct, or (ii) a default of the Member's performance of its obligations hereunder, provided, however, no Member shall have personal liability for such indemnity unless the Losses derive out of the gross negligence or willful misconduct of such Member, and so long as such Losses are not so incurred, the Indemnitee's sole recourse under this Section 5.5 shall be to the Company and its assets and not to any Member or the assets of any Member; provided, further, that the foregoing indemnity shall not apply with respect to the actions of Kushner or its Affiliates pursuant to the Submanagement Agreements and the Management and Leasing Agreements.

         Section 5.6 Reliance on Authority of Members. Any Person dealing with the Company may rely on the authority of the Members, acting jointly only, to act on behalf of, and bind, the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether the action taken is in accordance with the provisions of this Agreement.

         Section 5.7 Affiliate Transactions. Except for the AIMCO Management Agreements, the Submanagement Agreements and the Management and Leasing Agreement, the Company shall not, and the Members may not, cause the Company or any Subsidiary to engage the services of any Member or any Affiliate of any Member without the Approval of the Members.

         Section 5.8 Approval Procedure. Notice of the request for a Member's Approval of any matter for which such Approval is required pursuant to this Agreement shall be oral or shall be in writing and delivered by the requesting Member to each of the Authorized Representatives of the other Member. Upon demand from the other Member, such Member shall provide the demanding Member with a summary and analysis of the matters for which such Approval is requested and the requesting Member's recommendations with respect to such matters. Unless some other time is specified in this Agreement, each Member shall Approve or not Approve such matter by notice to the other Member given within ten (10) Business Days following delivery of such notice. Except as expressly set forth to the contrary elsewhere in this Agreement, unless a Member does not Approve such matter within such ten (10) Business Day period, such Member shall be deemed not to have Approved such matter. An Approval of an action or decision shall be effective if given orally; provided, however, Approvals with respect to the following matters (if such Approvals are otherwise required therefor under this Agreement) shall be given in writing in order to be effective: (1) any borrowing by the Company or a Subsidiary, (2) the sale, exchange or other disposition of any of the Property for which such Approval is required, (3) the adoption or material modification of any Approved Budget, and
(4) the liquidation of the Company or any Subsidiary.

         Section 5.9 REIT Restrictions. The AIMCO REIT Entity has elected to be subject to tax as a real estate investment trust (a "REIT") within the meaning of Sections 856 through 860 of the Code. So long as the AIMCO REIT Entity owns, directly or indirectly, any interest in the Company, then notwithstanding any other provision of this Agreement:

            (i) the Company shall conduct its operations (including, without limitation, the operations of the Properties and the operations of any assets acquired after the date of this Agreement) in a manner, such that (x) all of the Company's income is of a class described in Section 856(c)(2) of the Code and (y) the Company would meet the requirements of Section 856(c)(4) of the Code if the Company were a REIT and shall take all necessary steps to insure that any Subsidiary of the Company conducts its operations to the same effect;

            (ii) the Company shall not own, directly or indirectly, any stock in an entity that is treated as a corporation for United States federal income tax purposes and no Subsidiary of the Company shall own, directly or indirectly, any such stock; and

            (iii) neither the Company nor any Subsidiary "shall engage in any prohibited transaction within the meaning of Section 857(b)(6) of the Code.

                                   ARTICLE VI

                         ALLOCATIONS AND DISTRIBUTIONS

         Section 6.1 Allocation of Net Profits and Net Losses.

            (a) Net Profits. Net Profits for each Fiscal Year shall be allocated among the Members as follows:

                  (i) First, an amount of Net Profits up to the excess of (x) all Net Losses previously allocated to the Members pursuant to Section 6.1(b) hereof over (y) all Net Profits previously allocated to the Members pursuant to this Section 6.1(a)(i) shall be allocated to each Member in proportion to its share of such excess of (x) over (y); and

                  (ii) Thereafter, to the Members in proportion to their respective Percentage Interests

Any credit available for income tax purposes shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-1(b)(4)(ii).

            (b) Net Losses. Net Losses of the Company shall be allocated among the Members in proportion to their respective Percentage Interests.

            (c) Special Rules Regarding Allocations. Notwithstanding the preceding provisions of this Article VI:

                  (i) At no time shall any allocation of Net Loss be made to a Member if such allocation would cause the deficit in the Member's Capital Account balance, if any, to exceed its allocable share of "partnership minimum gain" or "minimum gain attributable to partner nonrecourse debt" (as defined in Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), respectively), and any Net Losses not allocated to a Member by reason of this clause (ii) shall be allocated to each other Member whose deficit, if any, in the Capital Account of such Member would not exceed its allocable share of such minimum gain by reason of such allocation.

                  (ii) If there is a net decrease in "partnership minimum gain" (within the meaning of Treasury Regulations Section 1.704-2(g)(2)) for a Company taxable year and, at the end of such taxable year, the deficit, if any, in a Member's Capital Account balance exceeds its allocable share of such minimum gain, gross income of the Company shall be allocated to such Member in an amount equal to such excess so as to satisfy the requirements of Treasury Regulations Section 1.704-2(f) (minimum gain chargeback).

                  (iii) If, during any taxable year, there is a net decrease in "partnership minimum gain attributable to partner nonrecourse debt" within the meaning of the Treasury Regulations, then, before any other allocations are made for such year other than those pursuant to clause (iii) above, each Member with a share of such partnership minimum gain at the beginning of the year shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to each such Member's share of the net decrease in such partnership minimum gain as determined in accordance with Treasury Regulations Section 1.704-2(i)(4) in a manner so as to satisfy the requirements of said Treasury Regulation.

                  (iv) If during any taxable year a Member unexpectedly receives an adjustment, allocation or distribution described in paragraph (4),
(5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and if such adjustment, allocation or distribution would cause at the end of the taxable year a deficit balance in such Member's Capital Account in excess of its allocable share of partnership minimum gain as described above, then such Member shall be allocated items of income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount and in a manner sufficient to eliminate such excess balance as quickly as possible before any other allocation is made for such year, other than pursuant to clause (iii) and (iv) above, so as to satisfy the requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) (qualified income offset).

                  (v) In the event any Member has a deficit balance in its Capital Account at the end of the Fiscal Year which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations

Sections 1.704-2(g)(1) and 1.704-2(i)(5), each Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible.

                  (d) The allocations contained in Sections 6.1(e)(i) through 6.1(e)(v) (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Code and Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either by other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.1(e)(vi).
Therefore, notwithstanding any other provisions of this Article 6 (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they reasonably determine to be appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.

         Section 6.2 Allocations for Income Tax Purposes. The income, gains, losses, deductions and credits of the Company for United States federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items (including all items entering into the computation of Net Profits and Net Losses) were allocated pursuant to Section 6.1 above; provided, that solely for United States federal, state and local income and state franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Company's books at a value other than its tax basis shall be allocated in accordance with the requirements of Code Section 704(c) and Treasury Regulation
Section 1.704-3.

         Section 6.3 Distributions of Net Cash Flow and Net Proceeds. Net Cash Flow shall be distributed by the Members at such times as they elect, but not less often than quarterly, and Net Proceeds shall be distributed by the Members as soon as practicable after the occurrence of the event giving rise to the Net Proceeds to the Members in proportion to their respective Percentage Interests.

         Section 6.4 Withheld Distributions. In the event the Company is required to deduct and withhold, pursuant to the Code or any other United
States federal, state or local law, rule or regulation which is currently in effect or which may be promulgated hereafter ("APPLICABLE LAW"), any amount from an actual distribution to a Member, the amount so deducted and withheld from such distribution shall, for all purposes of this Agreement, be treated as a distribution to such Member of the same type as the distribution giving rise to the obligation. In the event Applicable Law requires the Company to pay or withhold any amount on behalf of a Member (including any United States federal, state or local taxes) measured by a Member's distributive share of the Company's Net Profits, Gain on Sale or any other Company item, other than any amount required to be deducted and withheld from actual distributions to a Member, then the payment or withholding of any such amount shall be considered a loan ("TAX LOAN") by the Company to such Member (the "BORROWING MEMBER"), The Borrowing Member shall repay any such Tax Loan within thirty (30) days after the Members (or if the Members fail to do so, any Member) deliver a written demand therefor, together with interest at an annual rate equal to two percent (2%) per annum in excess of the rate announced from time to time in the Wall Street Journal as the "prime rate" from the date such loan was made until the date of the repayment thereof. In addition to any other rights of the Company to enforce its entitlement to receive payment of the Tax Loan, plus any accrued interest thereon, the Company may deduct from any distribution to be made to a Borrowing Member an amount not greater than the outstanding balance of any Tax Loan, plus any accrued interest thereon, as a payment in total or partial satisfaction thereof.

                                  ARTICLE VII

                                TRANSFERABILITY

         Section 7.1 Restrictions on Transferability. Except as permitted in
Section 7.2, no Member shall be permitted to transfer, assign, sell, pledge, mortgage, hypothecate or otherwise dispose of (individually, a "TRANSFER" and collectively, "TRANSFERS") all or any portion of its Interest, without the prior written Approval of the Members and, in the case of a Transfer of an Interest or any portion thereof, Section 7.3 has been satisfied. Any such purported Transfer without the prior written Approval of the Members and with respect to which Section 7.3 has not been satisfied, shall be void and shall not bind the Company.

         Section 7.2 Permitted Transfers. Notwithstanding anything contained in
Section 7.1 to the contrary, the following Transfer shall be permitted upon compliance with, to the extent applicable, the provisions of Section 7.4:
Transfers by Members to one or more Affiliates; provided, however, that for purposes of this Section 7.2, the definition of "Affiliate" shall be modified such that for purposes of such definition, "control" means the ownership, directly or indirectly, of 75% or more of the beneficial or voting interest in any Person.

         Section 7.3 Notice of Upper Tier Transfers. Each Member shall notify the other in writing within thirty (30) days of any Transfer of any interest in any Person which, directly or indirectly, holds any Interest in any Member; provided, however, that no such notice need be given if

                  (i) in the case of AIMCO, the filing of a Form 8-K is not required with respect to such Transfer; or

                  (ii) in the case of Kushner, such Transfer is between or among the legal or beneficial owners of Kushner, and their family members and trusts established for their benefit.

         Section 7.4 Assumption Agreement. No Transfer of an Interest, or any portion thereof, shall be effective against the Company unless and until the Members are in receipt of an assignment and assumption agreement in form and substance reasonably satisfactory to the Members, whereby the assignee agrees to assume all of the obligations of the assignor hereunder, and to be bound by all of the terms and conditions hereof from and after the effective date of such assignment. No such assignment shall relieve the assignor from any obligations arising prior to the effective date of the assignment.

                                  ARTICLE VIII

                       ADDITIONAL AND SUBSTITUTE MEMBERS

         Section 8.1 Admission of New Members From the date hereof, any Person may, but only with the Approval of the Members and, subject to the terms and conditions of this Agreement, (i) become an Additional Member of the Company by the sale of additional Interests for such consideration that is Approved by the Members, or (ii) upon compliance with Article VII, become a Substitute Member as a transferee of a Member's Interest or any portion thereof.

         Section 8.2 Allocations to New Members. In the event of any Transfer of a Member's Interest (or any portion thereof), or if a Member's Percentage Interest is adjusted or otherwise changes for any reason, during any fiscal year, then the allocations of income, gain, loss and deductions, for United States federal income tax purposes, and distributions, shall be adjusted as necessary to reflect the varying interests of the Members during such year in accordance with Code Section 706(d) and the Treasury Regulations promulgated thereunder using an interim closing of the books method as of the date of such Transfer, adjustment or change, or such other method as is reasonably Approved by the Members.

                                   ARTICLE IX

                    DISSOLUTION OF THE COMPANY BY ELECTION

         Section 9.1 Election to Dissolve. Any Member shall have the right, at any time and for any or no reason, to invoke the procedures of this Article IX pursuant to, and in accordance with, the terms and conditions set forth below (the "DISSOLUTION PROCEDURE"). If a Member elects to institute the Dissolution Procedure (the "INITIATING MEMBER"), then the Initiating Member shall deliver to the other Member (the "OTHER MEMBER") a notice (the "DISSOLUTION ELECTION NOTICE") stating that the Initiating Member is instituting the Dissolution Procedure set forth in this Article IX and setting forth the Interest Price (as defined below), which shall have the effect of triggering the Buy-Sell Procedure (as defined below). At any time after a Dissolution Election Notice has been given pursuant to this Section 9.1, unless such Election Notice is withdrawn with the Approval of the Members, no Member shall deliver a Dissolution Election Notice pursuant to this Section 9.1.

         Section 9.2 Events Upon Delivery of Dissolution Election Notice. Upon the Delivery of a Dissolution Election Notice, (a)(i) the AIMCO Contributed Interests (other than cash or cash equivalents), including, without limitation, any AIMCO LP Units or other property contributed by AIMCO to the Company after the date hereof, shall be distributed to AIMCO, (ii) the Kushner Contributed Interests (other than cash or cash equivalent), including, without limitation, any property contributed by Kushner to the Company after the date hereof, shall be distributed to Kushner, (iii) AIMCO and Kushner each shall have the right, acting alone and with full authority to bind the Company with respect thereto, to evidence such distributions by written instruments, and (iv) AIMCO and Kushner shall cooperate in good faith to effect the provisions of Section 9.3; and (b) the Submanagement Agreements shall terminate no later than sixty (60) days thereafter and the Members shall cooperate and shall cause their Affiliates to cooperate in effecting a prompt and orderly transition of the management of the Angeles Properties.

         Section 9.3 Valuation and Tune-Up. (a) Upon delivery by any Member of a Dissolution Election Notice, all assets distributed pursuant to Section 9.2(a) (collectively, the "DISTRIBUTED PROPERTY", the portion of the Distributed Property distributed to AIMCO, the "AIMCO DISTRIBUTED PROPERTY", the portion of the Distributed Property distributed to Kushner, the "KUSHNER DISTRIBUTED PROPERTY", and all assets of the Company and its Subsidiaries that are not included in the definition of Distributed Property, collectively, the "BUY-SELL PROPERTY") shall be valued, on an asset-by-asset basis as follows:
(A) as agreed unanimously by the Members, (b) in the event that the Members are not able to reach agreement on any such valuation within thirty (30) days following delivery of the Dissolution Election Notice, then (i) each Member shall, within fifteen (15) business days thereafter, choose an appraiser to determine the value of that portion of the Distributed Property not assigned a valuation under clause (A), (ii) on an asset-by-asset basis, in the event that the higher of the two appraisals is not more than two percent (2%) higher than the lower of the two, the valuation shall be the average of the two appraisals, and (iii) on an asset-by-asset basis, in the event that the higher of the two appraisals is more than two percent (2%) higher than the lower of the two appraisal, the two appraisers shall jointly choose a third appraiser, whose determination of value shall be conclusive, which third appraiser (if not chosen within ten (10) business days, shall be selected by the American Arbitration Association) shall make its determination by selection of the valuation, on an asset-by-asset basis, submitted by either one of the first two appraisers. If either Member fails to choose its appraiser within such fifteen
(15) day period, then such defaulting Member shall be deemed to have chosen the non-defaulting Member's appraiser.

            (b) Notwithstanding, anything to the contrary in Section 9.3(a), the AIMCO Management Agreement shall be deemed to have the following value: the annualized gross revenues of the Angeles Properties based upon the immediately preceding three (3) month period, multiplied by five percent (5%) less $200.00 per unit then managed pursuant to such agreement as of the date of determination divided by ten percent (10%).

         (c) The positive difference between the value of the AIMCO Distributed Property and the Kushner Distributed Property, determined in accordance herewith, is referred to herein as the "TRUE-UP BASIS." The Member whose portion of the Distributed Property is assigned the higher value in accordance with
Section 9.3(a) shall, promptly (but in no event later than ninety (90) days) upon the completion of the valuation procedure of such Section, pay to the other Member an amount equal to the True-Up Basis multiplied by such other Member's Percentage Interest, which amount may be paid at such Member's election, in cash, non-cash assets acceptable to the Member entitled to receive them (including, without limitation, limited partnership units issued by AIMCO Properties, L.P. if AIMCO Properties L.P. so elects and if acceptable to Kushner) or any combination of the foregoing; provided, that the Members will cooperate in good faith to minimize the amount of any tax which may be payable in connection with any payment made pursuant to this Section 9.3(c). If payment shall not be timely made, then interest shall accrue at the per annum rate of five hundred (500) basis points above the then-applicable prime rate announced in the Wall Street Journal. In the event litigation is commenced to collect such payment, the prevailing party additionally shall be entitled to payment of its attorneys' fees and disbursements.

     Section 9.4 Buy-Sell. (a) The Initiating Member shall have set forth in the Dissolution Election Notice the all-cash price for the Buy-Sell Property which the Initiating Member would be willing to pay (the "INTEREST PRICE") and shall concurrently therewith deliver into escrow a deposit equal to five (5%) percent of the aggregate Interest Price for all such Buy-Sell Properties. Not later than thirty (30) days after the delivery of the Dissolution Election Notice (the "THIRTY-DAY PERIOD"), the Other Member shall elect, with respect to each Buy-Sell Property, either (i) to purchase the Initiating Member's indirect interest in such Buy-Sell Property at an amount equal to the product of (A) the Interest Price and (B) Initiating Member's Percentage Interest in the Company or
(ii) to sell its interest in such Buy-Sell Property to the Initiating Member at an amount equal to the product of (A) the Interest Price and (B) Other Member's Percentage Interest in the Company (as applicable, the "PURCHASE PRICE"). Failure either to deliver written notice of such election within the Thirty-Day Period or, if an election to purchase has been made, to deliver the deposit required hereinbelow, shall constitute an irrevocable election by the Other Member to sell its interest in each Buy-Sell Property to the Initiating Member at the Purchase Price. With respect to any Buy-Sell Property for which the Other Member shall elect to be a purchaser, the Other Member or its designee(s) shall make a deposit, concurrently with delivery of its election, equal to five percent (5%) of the applicable Purchase Price, and the Initiating Member's original five percent (5%) deposit shall be returned within three (3) days to the Initiating Member. Any deposit shall be made by cash, wire transfer, or by official check or letter of credit, in either case issued by a clearinghouse bank and shall be held in an interest-bearing escrow account in a bank or trust company with the Company's counsel, as escrow agent pursuant to customary escrow provisions. All interest earned on any deposit shall be paid to the Purchasing Member (as defined below), subject to the provisions of Section 9.4(b)(ii).
Upon the date that the election(s) to buy or sell by the Other Member shall have been made (or deemed made) and the required deposit shall have been delivered the "CONTRACT DATE"), the Members shall be deemed to have entered into a binding agreement for the purchase by the purchasing Member (the "Purchasing Member") and sale by the selling Member (the "Selling Member") of the Selling Member's interest in such Buy-Sell Property. The closing shall be held ninety (90) days after the Contract Date (or sooner as determined by the Purchasing Member); provided, however, that the Purchasing Member may extend the closing for an additional sixty (60) day period by delivery of an additional five percent (5%) deposit into escrow no later than eighty-five (85) days after the Contract Date. Time shall be of the essence with respect to the obligations hereunder of the Members. At the closing, the Selling Member shall execute such instruments and documents (on its own behalf or in its capacity as a Member of the Company) in form and substance reasonably satisfactory to the Purchasing Member as may be necessary or appropriate to transfer the entire interest of the Selling Member in the Buy-Sell Property to the Purchasing Member (or its designee), subject to all existing liens, claims or encumbrances, against receipt by the Selling Member, in cash, wire transfer or official check, of the applicable Purchase Price and the Company shall distribute the Buy-Sell Property to the Purchasing Member. The Members shall split customary transaction costs of buyers and sellers involved in the Buy-Sell Procedure in accordance with their respective Percentage Interests in the Company.

         (b) (i) If on the closing date established under Section 9.4(a) above, the Purchasing Member shall tender the Purchase Price but the Selling Member shall fail or refuse to transfer its interest (on its own behalf or on behalf of the Company) as required under Section 9.4(a) above, then the Purchasing Member shall have any and all rights and remedies at law or in equity, including an action for specific performance, and/or (ii) the Purchasing Member, by delivery of, or by causing to be delivered, the applicable Purchase Price shall be deemed to have completed the acquisition of the interest in the Buy-Sell Property of the Selling Member. All expenses incurred by the Purchasing Member in connection with the proposed purchase by reason of the default of the Selling Member shall be offset against the Purchase Price payable by the Purchasing Member pursuant to Section 9.4(a).

                  (ii) (A) IF ON THE CLOSING DATE ESTABLISHED UNDER SECTION 9.4(a) ABOVE, THE SELLING MEMBER SHALL TENDER THE DOCUMENTS REQUIRED UNDER SECTION 9.4(a) ABOVE BUT THE PURCHASING MEMBER SHALL FAIL OR REFUSE TO TENDER THE PURCHASE PRICE, THEN THE SELLING MEMBER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AND ANY ADDITIONAL DEPOSIT, TOGETHER WITH ANY INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES (IT BEING AGREED THAT THE ACTUAL AMOUNT OF DAMAGES WOULD BE DIFFICULT TO ASCERTAIN AND THAT SUCH AMOUNT IS A FAIR ESTIMATE OF THE ACTUAL DAMAGES).

                       (B) In addition, at the election of the Selling Member, the Purchasing Member shall be deemed to have elected, on the date of its failure to close as required hereunder, to sell its interest in the Buy-Sell Property to the Selling Member at a price equal to ninety-five percent (95%) of the Purchase Price that would otherwise be applicable in a sale by the Purchasing Member of such interest, and in the event of such election by the Selling Member, (a) the Selling Member shall make its election, by written notice, within thirty (30) days after such default if it wants to purchase the interest of the Purchasing Member in the Buy-Sell Property, and the closing of such purchase shall occur within thirty (30) days thereafter (or sooner, at the Selling Members option) and (b) all expenses incurred by the Selling Member in connection with the proposed purchase by reason of the default of the Purchasing Member shall be offset against the Purchase Price payable by the Selling Member in acquiring the defaulting Purchasing Member's interest in the Buy-Sell Property.

              (c) The procedures described in this Section 9.4 are referred to herein as (the "Buy-Sell Procedure").

                                    ARTICLE X

                           DISSOLUTION AND TERMINATION

     Section 10.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events (a "DISSOLUTION EVENT").

              (a)      The expiration of the term of the Company as set forth in
                       Section 2.6;
              (b)      Upon the written Approval of the Members;
              (c) The entry of a decree of judicial dissolution under the Act;
              (d) Upon the sale of all or substantially all of the Property, or
              (e) Upon the delivery of a Dissolution Election Notice by an Initiating Member pursuant to Section 9.1, and the closing of the distributions pursuant thereto.

     Section 10.2 Distribution of Assets Upon Dissolution. Subject to the immediately succeeding sentence, in settling accounts after dissolution, the Company's assets shall be distributed as follows:

              (a) first, to creditors, including Members who have made loans to the Company with the Approval of the Members (but only to the extent of such loans);

              (b) second, to establish reasonable reserves as determined by the Members; and

              (c) to the Members in accordance with their positive Capital Account balances.

     Section 10.3 Winding Up. Except as provided by law and subject to Section
9.1 (if applicable), upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions. If the Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contributions of each Member, such Member shall have no recourse against any other Member. No Member shall have any obligation to restore any deficit in such Member's Capital Account. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Members, acting jointly, except as may be otherwise expressly provided herein, who are hereby authorized to take all actions necessary to accomplish such distribution including, without limitation, selling any Company assets the Members deem necessary or appropriate to sell.

     Section 10.4 Certificate of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Dissolution shall be executed and filed by the Company pursuant to the Act, and shall contain the information required by the Act.

                                   ARTICLE XI

                          FINANCIAL STATEMENTS, BOOKS
                         AND RECORDS, TAX RETURNS, ETC.

     Section 11.1 Books of Account. Kushner shall maintain, at the principal office of the Company, complete books of account, in which there shall be entered, fully and accurately, every transaction of the Company and shall include the following:

         (a) A current list of the full name and last known business address of each Member;

         (b) A copy of the Certificate, all amendments thereto and copies of any applications of authorities to do business in any state;

         (c) Copies of the Company's United States federal, state, and local income tax returns and reports, if any, for the three (3) most recent tax years commencing with the 1999 calendar year; and

         (d) Copies of the Company's currently effective written Agreement and copies of any financial statements of the Company for the three (3) most recent years commencing with the 1999 calendar year. The fiscal year of the Company shall be the calendar year. The books of account of the Company shall be kept, and all reports provided herein shall be prepared on a book basis. Any Member shall have the right, from time to time, at its own expense, to cause its accountants and representatives to examine, audit and copy the books and records of the Company; Kushner, upon not less than five (5) days' written notice from any other Member, shall make such books and records available for such examinations and audits at reasonable hours during business days.

     Section 11.2 Financial Statements and Reports. The Members shall furnish the following statements and reports:

         (a) Unaudited monthly income and expense statements showing in detail the income and expenses incurred during such period within thirty (30) days after the end of each calendar month;

         (b) Quarterly reports for all Members prepared by the Members setting forth the Company's income and expenses for such period. Such reports shall be issued to the Members within sixty (60) days after the end of each calendar quarter;

         (c) Within one hundred twenty (120) days after the end of each fiscal year, a balance sheet and an annual statement of the Company's income and expenses for such year and the Capital Account balances of each Member as of the end of such fiscal year, prepared by the Accountant;

         (d) Copies of any written reports provided to the Company or any Subsidiary's mortgage lenders, concurrently with such information being provided to such lenders; and

         (e) Such reports and information as shall be reasonably requested by such Members in order to enable them to effectively manage their respective Interests and be fully informed about the affairs of the Company.

     Section 11.3 Returns and Other Elections. The Members shall cause the Accountant, with respect to the Company, to prepare all tax returns required to be filed by the Company and its Subsidiaries pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns shall be furnished to the Members within a reasonable time after the end of the Company's tax year. The Members will endeavor to cause the Accountant to provide such returns by March 31st of the taxable year following the tax year with respect to which such returns relate.

     Section 11.4 Tax Matters Partner. Kushner is hereby designated the Tax Matters Partner (the "TMP") of the Company for purposes of Chapter 63 of the Code and the Treasury Regulations thereunder.

         (a) Each Member shall furnish the TMP with such information as the TMP may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with Section 6223 of the Code.

         (b) No later than ninety (90) days after the end of each Fiscal Year of the Company, the TMP shall, as a Company expense, furnish the Members with all necessary tax reporting information required by the Members for the preparation of their respective United States federal, state and local income tax returns. The TMP shall supervise the Accountant in the preparation of the Company's tax returns.

         (c) Within ninety (90) days following the end of each the Fiscal Year of the Company, the TMP shall, as a Company expense, furnish each Member with copies of the Company's United States federal partnership return and all other income tax returns, together with each Member's Form K-1 or analogous schedule, which returns shall be signed by the Tax Matters Partner on behalf of the Company.

         (d) Except as otherwise provided in this Agreement, all decisions as to accounting principles, whether for the Company's books or for United States federal, state, or local income tax purposes and all elections available to the Company under applicable tax law, shall be made by the Members. Upon the request of any Member in connection with the transfer of an interest in the Company, the Company shall make an election under Code Section 754.

         (e) The TMP shall, on behalf of the Company, use reasonable efforts to cause all United States federal, state and local income and other tax returns to be timely filed by the Company, provided that no such returns shall be filed until approved by the Members. The TMP shall deliver drafts of all tax returns to the Members as soon as possible (and in all events shall provide copies of such returns no later than (20) days prior to the due date for filing thereof (including all valid extensions)) in order to allow a reasonable period of review to such Members. The Members shall cooperate in good faith to resolve any disputes relating to such draft tax returns so that all returns shall be filed as agreed in a timely manner.

         (f) No Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of Company items for any Company taxable year without first notifying the other Members. If the other Members agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If the Members do not reach agreement within thirty (30) days or within the period required to timely file the request for administrative adjustment, if such period is shorter, any Member may file a request for administrative adjustment on its own behalf. If, under
Section 6227 of the Code, a request for administrative adjustment which is to be made by the TMP must be filed on behalf of the Company, the TMP shall also file such a request on behalf of the Company under the circumstances set forth in the preceding sentence.

         (g) If any Member intends to file a petition under Section 6226 or 6228 of the Code with respect to any Company item or other tax matter involving the Company, the Member so intending shall notify the other Members of such intention and the nature of the contemplated proceeding. Such notice shall be given in a reasonable time to allow the other Members to participate in the choosing of the forum in which such petition will be filed. If the Members do not agree on the appropriate forum, the petition shall be filed with the United States Tax Court. If any Member intends to seek review of any court decision rendered as a result of the proceeding instituted under the preceding part of this subsection, such party shall notify the others of such intended action.

         (h) The TMP shall not bind the other Members to a settlement agreement without the Approval of the Members, unless such settlement is for less than $50,000 in the aggregate. If any Member enters into a settlement agreement with the Secretary of the Treasury with respect to any Company items, as defined by
Section 623l(a)(3) of the Code, it shall notify the other Members of such settlement agreement and its terms within thirty (30) days from the date of settlement.

         (i) The TMP shall notify the other Members of any tax imposed on the Company or of any notice received from any taxing authority proposing the same.

         (j) Notwithstanding any provision of this Agreement to the contrary, AIMCO, acting in good faith, shall have the right to determine, in its sole discretion, and control the audit, contest, settlement or other disposition or resolution of any item on any tax return (including any matters set forth in Sections 11.4(b) through (i)) to the extent such item (x) may affect the status of AIMCO as a REIT, (y) would affect the amount of income of the Company that would qualify under Section 856(c)(2) of the Code, or (c) would affect the qualification of the assets of the Company under Section 856(c)(4) of the Code.

                                  ARTICLE XII

                                   COMPLETION

     Section 12.1 Completion. (a) Subject to the further terms and conditions set forth in this Article XII, this Agreement shall become effective (the "COMPLETION") on the date (the "COMPLETION DATE" and each of the dates referred to in clauses (a) and (c) following being a "STATED COMPLETION DATE") (a) September 15, 1999, (b) such earlier date as the Conditions to Completion (as hereinafter defined) are satisfied, or (c) such later date as may be agreed in writing by the Members on or before September 15, 1999, or such later Stated Completion Date which may then be in effect. In the event that the Members agree to one or more Stated Completion Dates after September 15, 1999, in each instance the Members shall deliver notice to the Escrow Agent (as defined below) within one (1) Business Day after the most recent Stated Completion Date of which the Escrow Agent has received notice.

         (b) If each Condition to Completion is not satisfied by the latest Stated Completion Date, then this Agreement shall terminate, each Member's right to satisfy

Conditions to Completion shall terminate and none of the Members shall have any rights or obligations hereunder except that the termination shall not affect the continued existence and validity of the rights and obligations of the Members under Section 13.13 and each Member shall bear its own costs and expenses, including legal fees.

     Section 12.2 Conditions to Completion. Completion shall not occur, and the obligations of the Members contained herein shall not become binding (other than those set forth in this Section 12.2 and Sections 12.1, 12.3 and 13.13 which shall be effective and binding on the date hereof), unless and until each of the following conditions (each, a "CONDITION TO COMPLETION") is satisfied in the sole and absolute discretion of the applicable Member(s) or their applicable
Affiliates:

          (a) Each Member shall elect, in its sole and absolute discretion, to effect the Completion, it being understood and agreed that each Member shall prior to the Completion be performing certain diligence with respect to such matters as it deems necessary or desirable and shall have no obligation to make any such election to effect the Completion;

          (b) AIMCO shall have executed and delivered all agreements and instruments, in form satisfactory to the Members, necessary to effect the contribution to the Company of the AIMCO Contributed Interests;

          (c) Kushner shall have executed and delivered all agreements and instruments, in form satisfactory to the Members, necessary to effect the contribution to the Company of the Kushner Contributed Interests;

         (d) All schedules, descriptions, document forms and other matters described in this Agreement as exhibits attached hereto shall have been completed, agreed to in writing by the Members and delivered to the Escrow Agent to be attached hereto to form a part hereof; and AIMCO shall have received acceptable property questionnaires for the Kushner Properties acceptable to AIMCO;

          (e) All necessary consents to the contribution to the Company of the AIMCO Contributed Interests and the Kushner Contributed Interests, the execution and delivery of the Management and Leasing Agreement and Submanagement Agreements, and any other transaction contemplated hereby to which consent may be required by the terms of any agreement to which a Member or its Affiliate is a party or by which any of the AIMCO Contributed Interests or Kushner Contributed Interests may be bound or to which such interests may be subject shall have been obtained in writing and delivered to the Company, including without limitation, the consent of any lenders;

          (f) Each of the Members shall have executed and, at Completion, submit for filing in accordance with Section 2.3 the Certificate of the Company;

          (g) Each of the Members shall have executed and delivered all other agreements, documents and instruments reasonably required by the other Member in connection with Completion; and

          (h) Each of the Members shall have executed a writing evidencing its acknowledgment that the Conditions to Completion have been satisfied and delivered same to Escrow Agent.

     Section 12.3 Escrow of this Agreement. (a) On the date hereof, the Members have delivered to Skadden, Arps, Slate, Meagher & Flom LLP (the "ESCROW AGENT") four (4) fully executed copies of this Agreement (the "ESCROWED AGREEMENTS"). This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the Members. Escrow Agent is hereby appointed and designated to act as the escrow agent for this Agreement and instructed to deliver or otherwise dispose of this Agreement, pursuant to the terms hereof. In the event that the last Stated Completion Date of which the Escrow Agent has timely received notice pursuant to Section 12.1 has passed and the Escrow Agent has not received the writings described in Section 12.2(h), Escrow Agent shall destroy on the second (2nd) Business Day after such Stated Completion Date, by mechanical shredder or other reasonable method, all Escrowed Agreements and shall promptly deliver notice of its having done so pursuant hereto to the Members. In the event that the Escrow Agent receives the writings described in
Section 12.2(h) on or prior to a Stated Completion Date of which the Escrow Agent has received notice, the Escrow Agent shall deliver two (2) of the Escrowed Agreements to AIMCO and two (2) of the Escrowed Agreements to Kushner.

          (b) The Members and the Escrow Agent further agree that:

          (i) the Escrow Agent shall accept the Escrowed Agreements with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of the Members hereunder to either of them;

         (ii) the Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to the Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;

        (iii) the Escrow Agent shall not be bound in any way by any other agreement or understanding between the Members, whether or not the Escrow Agent has knowledge thereof or consents thereto unless such consent is given in writing;

          (iv) the Escrow Agent's sole duties and responsibilities shall be to hold and deliver the Escrowed Agreements in accordance with this Agreement;

          (v) the Escrow Agent shall not be liable for any action taken or omitted by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the gross negligence, bad faith or willful misconduct of the Escrow Agent;

          (vi) upon the delivery or destruction of the Escrowed Agreements in accordance with this Agreement, the Escrow Agent shall be relieved and released from any liability under this Agreement;

          (vii) the Escrow Agent may resign at any time upon at least ten (10) days' prior written notice to the Members. If, prior to the effective date of such resignation, the Members shall all have Approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Escrowed Agreements to such successor escrow agent. From and after such resignation and the delivery of the Escrowed Agreements to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent who shall then be the "Escrow Agent" for all purposes hereunder. If for any reason the Members shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deliver the Escrowed Agreements with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such delivery the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement;

          (viii) the Members hereby agree, jointly and severally, to indemnify, defend and hold the Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Escrow Agent (including attorneys' fees, expenses and court costs) by reason of the Escrow Agent's acting or failing to act in connection with any of the matters contemplated by this Agreement or in carrying out the terms of this Agreement, except as a result of the Escrow Agent's gross negligence, bad faith or willful misconduct; and

          (ix) The Members represent that prior to the negotiation and execution of this Agreement they were advised that the Escrow Agent was representing AIMCO as such party's attorney in connection with this Agreement and the transaction referred to herein and the parties hereto covenant that they shall not object, on the grounds of conflict of interest or otherwise, to the Escrow Agent continuing to act as the attorney for AIMCO in connection with this Agreement and the transaction contemplated herein, or to act as AIMCO's attorney in connection with any dispute in connection herewith or any other matter, as well as act as the Escrow Agent hereunder; provided, however, that the Escrow Agent delivers the Escrowed Agreements to a court of competent jurisdiction or a mutually agreeable substitute escrow agent if requested by any Member or if the Escrow Agent so desires.

              (c) The Escrow Agent is executing this Agreement for the sole purpose of acknowledging and agreeing to the provisions of this Section 12.3.

                                   ARTICLE XII

                                  MISCELLANEOUS

     Section 13.1 Notices. Any notice, demand, election or other communication (hereinafter called a "notice") that, under the terms of this Agreement or under any statute, must be or may be given by the parties hereto shall be in writing, properly and legibly addressed, and shall be given by mailing the same by certified or registered mail, return receipt requested, postage-prepaid, by hand delivery or by reputable overnight courier in each case addressed as follows:

    To Kushner:    QRPH Associates, L.L.C.
                   c/o The Kushner Companies
                   26 Columbia Turnpike
                   Florham Park, New Jersey 07932
                   Attention: Charles Kushner
                   and Richard Stadtmauer
                   Fax No.: (973) 822-8481
                   Phone No.: (973) 822-0050

    with a copy to:

        Pryor Cashman Sherman & Flynn LLP
        410 Park Avenue
        New York, New York 10022
        Attention: Jonathan A. Bernstein, Esq.
        Fax No.: (212) 326-0806
        Phone No.: (212) 326-0425

    To AIMCO:      AIMCO Properties, L.P.
                   10 Maple Street
                   Port Washington, New York 11050
                   Attention: Patrick J. Foye
                   Fax No.: (516) 883-5504
                   Phone No.: (516) 883-0909

         with a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   919 Third Avenue
                   New York, New York 10022
                   Attention: Audrey L. Sokoloff, Esq
                   Fax No.: (212) 451-7458
                   Phone No.: (212) 735-3787

    To Escrow
    Agent:         Skadden, Arps, Meagher, Slate & Flom LLP
                   919 Third Avenue
                   New York, New York 10022
                   Attention: Neil L. Rock, Esq.
                   Fax No.: (212) 451-7458
                   Phone No.: (212) 735-3787

     All copies of notices to be sent to any party hereunder shall be sent in the same manner as required for notices. Either party may designate, by notice in writing to the other, a new or other address to which notices shall thereafter be given. Any notice given hereunder (other than a notice of a new address or additional address for notice purposes) shall be deemed given when hand delivered to the person for which such notice is intended, five (5) business days after being deposited with the United States Post Office as hereinabove provided, or one (1) business day after being deposited with an overnight courier service as hereinabove provided. Any notice of a new or additional address for notice purposes shall be deemed given on the date upon which the same is received by the addressee thereof.

     Section 13.2 Complete Agreement. This Agreement fully sets forth all of the agreements and understandings of the parties with respect to the Company and supersedes any prior agreements of the parties. There are no representations, agreements, arrangements or understandings, oral or written, other than contemporaneous agreements, among the parties relating to the subject matter of this Agreement which are not expressly set forth herein.

     Section 13.3 Amendments. This Agreement may be amended only with the Approval of the Members.

     Section 13.4 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, the applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company engages in business. If any provision of this Agreement, or the application thereof to any Person or circumstance, shall, for any reason and to any extent, be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected, but rather shall be enforced to the full extent permitted by law.

     Section 13.5 Ratification. Each Person who becomes a Member after the execution and delivery of this Agreement shall, by becoming a Member, be deemed thereby to ratify and agree to all prior actions taken by the Company and the Members.

     Section 13.6 Binding Upon Successors. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement shall become effective upon the Completion.

     Section 13.7 Rights of Third Parties. None of the provisions of this Agreement shall be construed as having been made for the benefit of any creditor of either the Company or any of the Members, nor shall any of such provisions be enforceable by any Person not a party hereto.

     Section 13.8 Broker. Except as set forth in a separate agreement, no party hereto has dealt with any brokers, finders or salesmen in connection with this transaction. Each party agrees to indemnify, defend and hold the other party hereto harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees and expenses, which they may sustain, incur or be exposed to by reason of any claim for fees or commissions made by any brokers, finders or salesmen through such party.

     Section 13.9 Legal Fees. The Company shall pay the reasonable legal fees and disbursements of the attorneys for Members in connection with the negotiation, execution and diligence of this Agreement.

     Section 13.10 Governing Law. Irrespective of the place of execution or performance, the validity and construction of this Agreement shall be governed by the laws of the State of Delaware without regard to conflict of laws principles. The parties hereto hereby consent to the jurisdiction of the courts of the State of New Jersey over all disputes arising in connection with the Company, this Agreement or the transactions or business contemplated hereby.

     Section 13.11 Captions. The captions, headings and titles contained in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement or of any provision hereof.

     Section 13.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one instrument.

     Section 13.13 Tense and Gender of Words. All terms and words used in this Agreement, regardless of the tense or gender in which they are used, shall be deemed to include each other tense and gender unless the context requires otherwise.

     Section 13.14 WAIVER OF JURY TRIAL. EACH MEMBER HEREBY WAIVES AND SHALL WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY, OR COUNTERCLAIM ASSERTED BY ANY OTHER MEMBER OR THE COMPANY WHICH ACTION, PROCEEDING OR COUNTERCLAIM ARISES OUT OF OR IS CONNECTED WITH THE COMPANY, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 13.15 Confidentiality. Each of the Members acknowledge and agree that they have entered into a separate Confidentiality Agreement, dated August 26, 1999, and agree to be bound by the terms thereof. The provisions of this
Section 13.13 shall survive the expiration or earlier termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              QRPH ASSOCIATES, L.L.C.

                              By: QRPH Realty Corp., its managing member

                                   By:
                                      -------------------------------------
                                      Name:  Richard Stadtmauer
                                      Title: Vice President

                              AIMCO PROPERTIES, L.P.

                              By: AIMCO-GP, Inc., a Delaware corporation, its general partner

                                   By:
                                      -------------------------------------
                                      Name:  Patrick Foye
                                      Title: Executive Vice President

                              AIMCO/IPT, INC.

                              By:
                                 -------------------------------------
                                 Name:  Patrick Foye
                                 Title: Executive Vice President

     IN WITNESS WHEREOF, the undersigned has executed this Agreement with respect to Section 12.3 as of the date first above written.

                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                        LLP

                                        By:
                                           -----------------------------------
                                        Name:  Audrey L. Sokoloff
                                        Title: Partner

                                   EXHIBIT "A"

                  MEMBERS' PERCENTAGE INTERESTS IN THE COMPANY


          Member                                       Percentage Interest

                                   EXHIBIT "B"

                 "AGREED VALUE" OF INTERESTS COMPRISING KUSHNER
              CONTRIBUTED INTERESTS AND AIMCO CONTRIBUTED INTERESTS


    Contributed Interest                                    Agreed Value

                                   EXHIBIT "C"

                     MEMBERS' INITIAL CAPITAL CONTRIBUTIONS

                                                                 Capital
          Member                                            Contribution

                                  EXHIBIT "D"

                  CAPITAL ACCOUNT AND DEPRECIATION INFORMATION
                 REGARDING KUSHNER PARTNERSHIPS, PARTNERSHIPS,
                    KUSHNER PROPERTIES AND AIMCO PROPERTIES

                                  EXHIBIT "E-1"

                              MANAGEMENT AGREEMENTS

                                  EXHIBIT "E-2"

                      CONTRIBUTION OF MANAGEMENT AGREEMENT

                                   EXHIBIT "F"

                      MANAGEMENT AND LEASING AGREEMENT FORM

                                  EXHIBIT "G"

                          SUBMANAGEMENT AGREEMENT FORM